Exhibit 10.3
February 15, 2022
Vivek Patel

Re:     Terms of Transition
Dear Vivek:
This letter agreement (the “Agreement”) between you and Yelp Inc. (“Yelp” or the “Company”) sets forth the terms of your transition from Yelp in connection with the notice you provided on January 28, 2022 of your intent to resign as Yelp’s Chief Product Officer.
1.     Transition Period. Your last day in your current role will be February 14, 2022; however, you will remain employed on a full-time basis in an advisory capacity through March 25, 2022 (the “Regular End Date”). After that date, you agree to provide further advisory services, as requested by Yelp from time to time, to ensure a smooth transition (the “Transition Period”). You will remain employed by Yelp during the Transition Period, which is anticipated to end on May 20, 2022. The actual last day of your employment with Yelp is your “Separation Date,” and is intended to be the date when your Transition Period ends, which may be earlier than May 20, 2022 if your employment is terminated earlier pursuant to Paragraph 7 below.
2.     Compensation. You will continue to be paid your current base salary ($450,000.00 annualized) through the Regular End Date. During the Transition Period, you will be a part-time employee, paid on an hourly basis at a rate equivalent to your current annualized base salary (i.e. $216.35) for hours actually worked. However, you agree that, after the Regular End Date, you will cease accruing paid time off (“PTO”) and earning any additional benefits except as may be expressly set forth in this Agreement or as required by law. Yelp will pay you any PTO that you accrue through the Regular End Date, and compensation that you earn through the Separation Date, subject to Yelp’s standard payroll practices.
You acknowledge and agree that you have been paid in full through all prior pay periods, including your salary and any commissions or bonuses earned during those periods, but excluding any PTO that you accrued but did not use during those periods. Yelp will pay you any PTO that you have accrued through the Regular End Date, and any compensation that you have earned in the current pay period through the Separation Date, subject to Yelp’s standard payroll practices. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from Yelp any additional compensation, bonus, severance or benefits before, on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g. a 401(k) account).
3.     Severance. If you (a) sign, date and return to Yelp the Release attached hereto as Exhibit A on or within twenty-one (21) days after the Separation Date, and allow such Release to become effective by its terms, and (b) fully comply with your obligations under this Agreement, Yelp will (x) pay you cash severance in the amount of $500, less applicable withholdings (the “Severance Payment”), and (y) allow you to keep your Yelp-issued laptop computer (the “Laptop,” which together with the

Severance Payment is the “Severance Consideration”) following the Separation Date. The Severance Payment will be paid to you in a lump sum within three (3) weeks after Yelp receives your signed copy of the Release, provided that you have not revoked it, and in any case on or before December 31, 2022
5.    Equity Awards. The terms of the awards you have been granted under the Company’s equity plans, including your right to exercise vested stock options, will at all times continue to be governed by the terms of your operative equity award agreements with Yelp and the applicable equity plans, provided that any references in such documents to benefits under the Severance Plan (as defined in Paragraph 9 below) shall be inapplicable.
6.     Benefits. You will remain eligible for your group health insurance coverage until the last day of the month in which the Regular End Date occurs. You may be eligible to continue your group health insurance benefits after that time to the extent provided by federal COBRA law or, if applicable, state insurance laws, and by Yelp’s current group health insurance policies. If you are eligible to do so, then in exchange for your acceptance of this Agreement, Yelp will reimburse you for up to nine (9) months of your monthly COBRA premiums (capped at your monthly health insurance premium as of the Regular End Date), provided you submit sufficient documentation reflecting your payments to people@yelp.com in accordance with Yelp’s reimbursement policies. It is your responsibility to contact the COBRA administrator on or before the deadline they provide to you to enroll in the plans you would like to continue. You may be eligible to continue your group health insurance benefits and/or convert to an individual policy through Yelp's health insurance provider after this nine (9)-month period at your own expense.
7.     Termination. Your employment may be terminated at any time prior to the anticipated end of the Transition Period if (a) you resign, or (b) Yelp terminates your employment due to your (i) material breach of Yelp policy or procedure or other misconduct, (ii) material breach of any written agreement with Yelp, including, but not limited to, this Agreement, or (iii) failure to perform your job duties as assigned to you in a timely and satisfactory manner during the Transition Period (and “Early Termination”). In the event of an Early Termination, you will receive no further compensation or benefits from Yelp other than as expressly provided herein or as required by applicable law. Nothing in this Agreement is intended to affect the at-will status of your employment with Yelp.
8.     Proprietary Information Obligations. You acknowledge and reaffirm your obligation to comply with the Confidentiality and Inventions Assignment Agreement you signed as a condition of your employment with Yelp.
9.     Executive Severance Benefit Plan. You acknowledge and agree that you are not entitled to any severance benefits in connection with your employment resignation, and that the benefits set forth in this Agreement replace in their entirety any benefits you may now or in the future be eligible for or entitled to under the Company’s Executive Severance Benefits Plan established effective January 6, 2012 and amended as of February 18, 2020 (the “Severance Plan”), and you waive all rights thereunder as of the date you sign this Agreement.
10.     Release of Claims.

a.     General Release. You hereby generally and completely release Yelp and its predecessors, successors, affiliates, parent and subsidiary entities, as well as each of their current and former directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions that occurred prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).
b.     Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with Yelp, or the termination of that employment; (ii) all claims related to your compensation and benefits from Yelp, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units or any other ownership interests in Yelp; (iii) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including, without limitation, claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, privacy, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the federal National Labor Relations Act of 1935, the federal Family and Medical Leave Act, the federal Fair Credit Reporting Act, the federal Employee Retirement Income Security Act, the California Investigative Consumer Reporting Agencies Act, the California Labor Code, the California Civil Code, the California Business and Professions Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Wage Orders of the California Industrial Welfare Commission, in each case as amended, and, in each case, similar laws in other jurisdictions. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
c.     Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (collectively, the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with Yelp to which you are a party, the certificate of incorporation and bylaws of Yelp, or under applicable law; (ii) any rights that are not waivable as a matter of law; and (iii) any rights you have under this Agreement.
d.     ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the benefits given under this Agreement for the ADEA Waiver are in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice to Yelp; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement.
11. Section 1542 Waiver. In giving the releases herein, which include claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including, but not limited to, your release of unknown claims.
12.    Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
13.    Return of Yelp Property and Information. You agree to search diligently to locate all Yelp documents, materials, information, communications and other Yelp property that you control or have had in your possession at any time, including, without limitation, (a) all Yelp confidential and proprietary information and (b) any materials or information on your personal computer, server and e-mail system (collectively, “Yelp Property”).

You agree to return all Yelp Property and copies thereof no later than the Separation Date, or destroy them if Yelp requests. During the period between the Regular End Date and the Separation Date, you will have continued access to and limited use of your Yelp e-mail account and the Google applications associated with your Yelp e-mail account (collectively, the “Yelp Materials”); provided, however, that the Yelp Materials shall be used solely to conduct business for Yelp upon Yelp’s request. You understand and agree that if you choose not to sign and return the Release as contemplated in Paragraph 3 above, you must return your Laptop no later than twenty-four (24) days following the Separation Date. Please note that all data on the Laptop will be remotely deleted at the close of business on the Separation Date, regardless of whether you sign and return the Release.
14.    Non-Disparagement. You agree that you will not (a) disrupt, or take any action that could reasonably be expected to disrupt, any aspect of Yelp’s business or operations, or (b) disparage, criticize, or otherwise take actions that could reasonably be expected to harm the reputation of, or lead to unwanted or unfavorable publicity for, Yelp, its subsidiaries and affiliates, or any of their respective current or former officers, directors, management, clients, users, products or services, except for truthful statements that are expressly required by law. Nothing in this paragraph is intended to restrain you in any manner from engaging in a lawful profession, trade or business of any kind, participating in any government regulatory investigation, or engaging in other conduct as set forth in Paragraph 12 above.
15. Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against Yelp, nor will you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law or engage in other conduct as set forth in Paragraph 12 above. Further, you agree to cooperate fully with Yelp in connection with its actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters arising from events, acts or failures to act that occurred during the period of your employment by Yelp. Such cooperation includes, without limitation, making yourself available to Yelp upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. Yelp will reimburse you for reasonable out-of-pocket expenses you incur in connection with such cooperation (excluding foregone wages, salary or other compensation), and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
16. Representations. You hereby represent that you (a) have been paid all compensation owed and for all hours worked, and, as to any further alleged wages, you agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, you release and waive any and all further claims regarding unpaid wages and any corresponding penalties, interest or attorneys’ fees, in exchange for the benefits provided by this Agreement; (b) have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise; and (c) have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. Dispute Resolution. Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement (including any other agreement(s) contemplated hereunder), including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, performance or execution of this Agreement, will be resolved by confidential, final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California, before a single arbitrator, in accordance with JAMS’ then-applicable arbitration rules. You acknowledge that by agreeing to this arbitration procedure, you and Yelp waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award and the arbitrator’s essential findings and conclusions on which the award is based. Yelp will bear all JAMS fees for the arbitration. Nothing in this Agreement will prevent any of the parties from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in any court of competent jurisdiction.
18. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Yelp with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including your employment offer letter and the Severance Plan). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Yelp. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Yelp, and inure to the benefit of both you and Yelp, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable to the fullest extent permitted by law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. Any ambiguity in this Agreement will not be construed against either party as the drafter. Any waiver of a breach of this Agreement must be in writing to be effective and will not be deemed to be a waiver of any successive or other breach. This Agreement may be executed in counterparts, and facsimile and electronic image signatures will be equivalent to original signatures
If these terms are acceptable to you, please sign and date in the space indicated below and return the signed copy to me within twenty-one (21) calendar days of the date you receive it. The terms offered in this Agreement will automatically lapse and expire if we do not receive a signed copy back from you within that time frame, but you may use as much of the timeframe as you need to review this Agreement before signing. We encourage you to consult with an attorney prior to accepting if you so desire. After you sign the Agreement, you may revoke your acceptance by notifying me in writing. Such written notice must be received no later than the close of business on the seventh (7th) calendar day after you signed the Agreement. If you revoke the Agreement, then you will not be entitled to any of its benefits except those required by law.
Sincerely,
Yelp Inc.
By: /s/ Jeremy Stoppelman
Jeremy Stoppelman
Chief Executive Officer
I have read, understood and hereby agree to the terms as set forth above, and further acknowledge and agree that no other commitments were made to me in connection with my transition from the Company except as specifically set forth in this Agreement.
/s/ Vivek Patel             February 15, 2022
Vivek Patel         Date

EXHIBIT A
RELEASE
(To be signed and returned within twenty-one (21) calendar days after the Separation Date.)
I understand that my employment with Yelp Inc. (“Yelp” or the “Company”) terminated effective ____________, _____ (“Separation Date”). The Company has agreed that if I choose to sign and return this Separation Date Release (“Release”) within twenty-one (21) calendar days of the Separation Date and do not subsequently revoke the Release, the Company will provide me with certain Severance Consideration pursuant to the terms of the transition letter agreement between the Company and me dated ____________ (“Agreement”). I understand that I am not entitled to the Severance Consideration unless I sign and return this Release within the stated time period and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off (“PTO”) (if any) through the Separation Date, to which I am entitled by law.
In exchange for the Severance Consideration to be provided to me under the Agreement, I hereby generally and completely release the Company and its predecessors, successors, affiliates, parent and subsidiary entities, as well as each of their current and former directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, privacy, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal National Labor Relations Act of 1935, the federal Family and Medical Leave Act (“FMLA”), the federal Fair Credit and Reporting Act, the federal Employee Retirement Income Security Act, the California Investigative Consumer Reporting Agencies Act, the California Labor Code, the California Business and Professions Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Wage Orders of the California Industrial Welfare Commission, in each case as amended, and, in each case, similar laws in other jurisdictions. I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Release and that I was given a reasonable time period of not less than five business days in which to do so. I further acknowledge and agree that, in the event I sign this Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
Notwithstanding the release in the preceding paragraph, I am not releasing any right of indemnification I may have in my capacity as an employee of the Company pursuant to any express indemnification agreement or under applicable law, and I am not releasing any rights which are not waivable as a matter of law (collectively, “Excluded Claims”).
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”), and that the benefits given under this Release for the ADEA Waiver are in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (i) my ADEA Waiver does not apply to any rights or claims that may arise after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) calendar days to consider this Release (although I may choose voluntarily to sign this Release earlier); (iv) I have seven (7) calendar days following the date I sign this Release to revoke the Release by providing written notice to Yelp’s People Operations department; and (v) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release.
In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims contained herein, including but not limited to any unknown or unsuspected claims.
I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

I hereby represent that I have been paid all compensation owed and for all hours worked (including, without limitation, any salary, unused paid time off, commissions and/or bonuses to which I am entitled), and, as to any further alleged wages, I agree that there is a good-faith dispute as to whether such wages are due, and based on this good-faith dispute, I release and waive any and all further claims regarding unpaid wages and any corresponding penalties, interest or attorneys’ fees, in exchange for the benefits provided by the Agreement and this Release. I further represent that I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the Company’s policies, applicable law, or otherwise, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.
By:____________________________
Vivek Patel
Date:_________________________